Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Third Quarter Results

Net Income and EPS more than triple vs. prior year on 19% revenue growth

BELLEVUE, WA, November 6, 2008 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the third quarter and the nine months ended September 30, 2008. Total revenue for the quarter was $16.2 million, up 19% from $13.6 million in the prior year. Total revenue for the first nine months of 2008 was $48.7 million, up 11% from $43.8 million in 2007.

The company reported net income for the quarter of $1.1 million, or $0.11 per diluted share, which compared to net income of $359,000, or $0.03 per diluted share, in the prior year. Net income in the quarter included a $300,000 gain related to a patent sale. For the first nine months of 2008, the company reported net income of $2.5 million, or $0.24 per diluted share, compared to net income of $1.5 million, or $0.15 per diluted share, in 2007.

Brian Crowley, chief executive of BSQUARE, commented on the quarterly results, “I am pleased that we posted a solid quarter at both the top and bottom lines despite the continued drumbeat of bad economic news. While the top line came in somewhat lower than expected due to soft third-party software sales, we showed significant bottom-line improvement both year-over-year and sequentially. Further, we currently expect fourth quarter total revenue to increase 5-10% sequentially.”

Key Results, Achievements and Events

During the quarter, the company:

•	Reported its twelfth consecutive quarter of year-over-year total revenue growth and eighth straight profitable quarter;

•	Reported a 20% year-over-year increase in the number of service projects and a 42% increase in average project revenue;

•	Derived revenue from 482 customers, down 2% from the prior year;

•	Launched the Device Validation TestSuite (DVT), a quality assurance testing tool supporting the TI OMAP 35x Evaluation Module. The DVT leverages BSQUARE’s in-house library of over 10,000 automated and manual test cases as well as QA expertise accumulated over hundreds of Windows CE QA test engagements. The DVT will save customers up to 90% of the time they would normally take to prepare and execute their own internal tests;

•	Initiated early release of a new Windows CE Board Support Package (BSP) in support of the TI OMAP 35x processor. The BSP was distributed to early adopter customers of the OMAP 35x in order to gain feedback and prepare for the full release of the BSP during the first quarter of next year; and

•	Opened a new office in the Dallas area to support our growing relationship with Texas Instruments and other customers located in the South-Central region.

Revenue Results

Total software revenue was $8.7 million for the quarter, down 3% from $9.0 million in the prior year. Total software revenue for the first nine months of 2008 increased 4% to $29.4 million as compared to $28.3 million in 2007. Sales of third-party software were $7.9 million for the quarter compared to $8.1 million in the prior year, representing a decline of 2%. Third-party software sales were $27.0 million for the first nine months of 2008 compared to $25.4 million in 2007, representing an increase of 6%.

Proprietary software revenue was $831,000 for the quarter compared to $886,000 in the prior year, with the decline driven by lower service contract royalties partially offset by higher reference design revenue. The company recognized $172,000 in royalty revenue from royalty-bearing service contracts this quarter compared to $420,000 in the prior year. Proprietary software revenue was $2.4 million for the first nine months of 2008 compared to $2.9 million in 2007.

“Third-party software sales were soft again this quarter as customers were very cautious in their purchasing decisions,” commented Mr. Crowley. “However, third-party software sales are off to a good start in the fourth quarter, which is traditionally a strong quarter for us, and we currently expect sales to increase sequentially. Proprietary software revenue came in above expectations due to a royalty order for our SmartBuild reference design as well as better-than-expected SDIO revenue.”

Service revenue was $7.5 million for the quarter, up 60% from $4.7 million in the prior year, primarily due to a large project with The Ford Motor Company not present in the prior year. In addition, Asia Pacific service revenue increased 227% driven by Japan which contributed no revenue in the year-ago quarter. Billable hours increased by 68% driven by higher activity levels in both the North American and the Asia Pacific region. Service revenue increased 25% to $19.3 million for the first nine months of 2008 compared to $15.5 million in 2007.

“We experienced an outstanding quarter in services as our entire organization did a great job staffing up and delivering on the Ford project. Since the beginning of the second quarter, we have added over 70 new headcount to staff this project. Additionally, this project has given us solid experience delivering services on top of the Microsoft Auto operating environment, which has enabled BSQUARE to engage in productive conversations with Microsoft, Silicon Vendors and other automotive OEMs that we believe will lead to new business in 2009,” continued Mr. Crowley. “Excluding the Ford project from our service revenue, we did see some softness in demand, so while we expect our overall service revenue to remain strong in the near term, we are carefully monitoring overall demand as it relates to capacity.”

Gross Profit and Gross Margin Results

Overall gross profit was $4.4 million for the quarter, or 27% of total revenue, as compared to $3.5 million, or 26% of revenue, in the prior year, with the dollar increase driven by higher gross profit contribution from service revenue. Third-party software margin was 15% for the quarter as compared to 17% in the prior year with the margin decline primarily driven by lower Microsoft licensing sales to the company’s higher-margin, middle-tier account base. Proprietary software gross margin continued at a high level of 97% this quarter. Service gross margin was 33% for the quarter, compared to 26% in the prior year. The increase in service gross margin was driven by higher utilization as compared to the year-ago quarter. Overall gross profit was $12.9 million, or 26% of total revenue, for the first nine months of 2008 compared to $11.0 million, or 25% of total revenue, in 2007.

Scott Mahan, the company’s chief financial officer, commented, “We are pleased to see a full six percentage point improvement in our service margin for the first nine months of 2008 compared to the prior year. Longer term we see potential to improve both service and third-party software margins through the addition of other software offerings.”

Operating Expenses

For the quarter, total operating expenses were $3.6 million, compared to $3.2 million in the prior year. Higher sales costs in Asia and North America drove the majority of the increase. Total operating expenses were $10.8 million for the first nine months of 2008 as compared to $9.9 million in 2007.

Cash Flows

The company’s cash, cash equivalents and investments decreased to $16.1 million, or $1.59 per share, at September 30, 2008, as compared to $16.4 million at June 30, 2008 ($900,000 of the September 30 balance is restricted). The decline was due to a $466,000 temporary impairment reserve taken against the company’s Auction Rate Securities portfolio as of quarter-end. Days sales outstanding were 58 this quarter, up from 53 in the second quarter of 2008.

Conference Call

Management will host a conference call today, November 6, 2008, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 800-762-8795, or 480-629-9039 for international callers, and reference “BSQUARE Corporation Third Quarter 2008 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 3931356. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is an industry leader with a proven track record in providing engineering services and production-ready software products to the smart device market. Since 1994, BSQUARE has provided device manufacturers with software solutions for personal navigation devices, point-of-sale terminals, handheld data terminals, smart phones and many other device categories allowing them to get to market more quickly and cost effectively.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	December 31, 2007
	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,158	$4,377
Short-term investments	625	9,575
Accounts receivable, net of allowance for doubtful accounts of $198 at September 30, 2008 and $199 at December 31, 2007	10,310	8,273
Prepaid expenses and other current assets	611	377

Total current assets	20,704	22,602
Long-term investments	5,434	—
Equipment, furniture and leasehold improvements, net	1,042	824
Intangible assets, net	163	230
Restricted cash	900	1,050
Other non-current assets	74	56

Total assets	$28,317	$24,762

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,527	$2,619
Other accrued expenses	2,874	2,877
Accrued compensation	1,782	1,393
Accrued legal fees	534	534
Deferred revenue	522	493

Total current liabilities	8,239	7,916
Deferred rent	313	331
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,051,800 shares issued and outstanding at September 30, 2008 and 9,967,618 shares issued and outstanding at December 31, 2007	122,319	121,118
Accumulated other comprehensive loss	(857)	(409)
Accumulated deficit	(101,697)	(104,194)

Total shareholders’ equity	19,765	16,515

Total liabilities and shareholders’ equity	$28,317	$24,762

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenue:
Software	$8,716	$8,951	$29,392	$28,328
Service	7,486	4,653	19,294	15,466

Total revenue	16,202	13,604	48,686	43,794

Cost of revenue:
Software	6,747	6,692	22,819	21,451
Service (1)	5,022	3,429	13,008	11,356

Total cost of revenue	11,769	10,121	35,827	32,807

Gross profit	4,433	3,483	12,859	10,987
Operating expenses:
Selling, general and administrative (1)	3,006	2,614	8,998	8,214
Research and development (1)	622	573	1,827	1,716

Total operating expenses	3,628	3,187	10,825	9,930
Gain on sale of patents	300	—	300	—

Income from operations	1,105	296	2,334	1,057
Interest and other income	58	152	306	719

Income before income taxes	1,163	448	2,640	1,776
Income tax expense	(16)	(89)	(143)	(237)

Net income	$1,147	$359	$2,497	$1,539

Basic income per share	$0.11	$0.04	$0.25	$0.16

Diluted income per share	$0.11	$0.03	$0.24	$0.15

Shares used in the calculation of income per share:
Basic	10,039	9,908	10,009	9,803

Diluted	10,103	10,359	10,251	10,155

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$94	$100	$321	$208
Selling, general and administrative	250	234	717	524
Research and development	14	23	59	56

Total stock-based compensation expense	$358	$357	$1,097	$788